Exhibit 4.1

FIRST AMENDMENT TO THE

STOCKHOLDER RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO THE STOCKHOLDER RIGHTS AGREEMENT (this “Amendment”), dated as of May 6, 2025 (the “Effective Date”) is by and between Purple Innovation, Inc., a Delaware corporation (the “Company”), and Pacific Stock Transfer Company, a registered transfer agent, as rights agent (the “Rights Agent”), and amends and terminates that certain Stockholder Rights Agreement, dated as of June 27, 2024, by and between the Company and the Rights Agent (the “Rights Agreement”). All capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

W i t n e s s e t h:

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, Section 27 of the Rights Agreement provides that the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement without the approval of any holders of the Rights prior to the Stock Acquisition Date, in any respect; and

WHEREAS, the Board of Directors of the Company has determined that is advisable and in the best interest of the Company and its stockholders to amend and terminate the Rights Agreement and the associated Rights.

WHEREAS, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendment and Restatement of Defined Term. Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

Subject to Section 7(e), the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including the restrictions on exercisability set forth in Section 7(c), Section 9(c), Section 11(a)(iii) and Section 23(a)) in whole or in part at any time after the Distribution Time upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, accompanied by a signature guarantee and such other documentation as the Rights Agent may reasonably request together with payment of the aggregate Exercise Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or Class A Common Stock, other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the close of business on the date of the Company’s special meeting of stockholders (the “Special Meeting”) if the Company’s stockholders do not ratify this Agreement by the affirmative vote of the majority of Common Stock entitled to vote at the Special Meeting (or any adjournment or postponement thereof); (ii) the close of business on May 7, 2025 (the “Final Expiration Time”), (iii) the time at which the Rights are redeemed or exchanged by the Company (as described below), (iv) the repeal of Section 382 of the Code if the Board determines that this Agreement is no longer necessary for the preservation of the Tax Benefits; and (v) the beginning of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward (the earliest of (i), (ii), (iii), (iv) and (v) being herein referred to as the “Expiration Time”).

2. Agreement as Amended. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement, as amended hereby. Except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby, and each of the Company and the Rights Agent shall be subject to its terms and conditions; provided, however, that the effect of this Amendment is to terminate the Rights Agreement at the Final Expiration Date in accordance with Section 7(a) of the Rights Agreement. This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the Effective Date. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.

3. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Amendment to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing the invalid, void or unenforceable language from this Amendment would adversely affect the purpose or effect of this Amendment, the right of redemption set forth in Section 23 of the Rights Agreement shall be reinstated and shall not expire until the Close of Business on the tenth (10th) day following the date of such determination by the Board.

4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be as effective as delivery of a manually executed counterpart hereof.

6. Descriptive Headings; Interpretation. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

PURPLE INNOVATION, INC.

By:	/s/ Todd E. Vogensen
	Name:	Todd E. Vogensen
	Title:	Chief Financial Officer

PACIFIC STOCK TRANSFER COMPANY

By:	/s/ John Buonomo
	Name:	John Buonomo
	Title:	Sr. Director, Transfer Agent Operations